Exhibit 99.1

European Biotech Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing May 6, 2021

New York – May 4, 2021 – European Biotech Acquisition Corp. (the “Company”) announced today that, commencing May 6, 2021, holders of the units sold in the Company’s initial public offering of 12,000,000 units, completed on March 18, 2021, and the subsequent sale of an additional 754,784 units upon partial-exercise of the underwriters’ over-allotment option, completed on May 3, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EBACU,” and the shares of Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “EBAC” and “EBACW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com or Kempen & Co U.S.A., Inc., attention John McGowan, Email: John.McGowan@kempenusa.com, Telephone: 1-212-376-0132.

Credit Suisse and Kempen & Co acted as the joint book-running managers of the offering. A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About European Biotech Acquisition Corp.

European Biotech Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying promising opportunities in the life sciences industry in Europe. The members of the management team are associated with LSP, one of Europe’s largest and most experienced healthcare investment firms.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Eduardo Bravo Fernandez de Araoz

Email: ebac@lspvc.com